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FORM 4
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                                                                                                 OMB APPROVAL
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                   ------------------------
                                          WASHINGTON, DC 20549                             OMB Number:  3235-0287
                                                                                           Expires: September 30, 1998
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
[ ] Check this box if no                                                                        hours per response . . 0.5
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
  (Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
    Anderson, Charles C.                          Books-A-Million, Inc. (BAMM)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  202 North Court Street                          Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                                   9/97                        below)
                 (Street)                                                                               Chairman of the Board
  Florence Alabama 35630                                                                                ---------------------
---------------------------------------------
  (City)           (State)           (Zip)
                                                                          ------------------        -------------------------------
                                                                          5. If Amendment,       7. Individual or Joint/Group Filing
                                                                             Date of Original       (Check Applicable Line)
                                                                             (Month/Year)             X    Form filed by One
                                                                          ------------------         ----  Reporting Person
                                                                                                           Form filed by More than
                                                                                                     ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   -----------------------------------------                          Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or (D)  Price                           (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, $.01 par value      9/2/97   P             10,000    A          6.29              12,000           1          Spouse
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Common Stock, $.01 par value      9/9/97   P             10,000    A          6.313                              D
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Common Stock, $.01 par value      9/10/97  P             10,000    A          6.313                              D
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Common Stock, $.01 par value      9/12/97  P             10,000    A          6.313                              D
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Common Stock, $.01 par value      9/26/97  P             10,000    A          6.313          2,712,520           D
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                                                                                             2,724,520
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code    V   (A)     (D)    cisable Date               Shares
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Non-Incentive                 $5.75      (1)         (1)   (1) 50,000           (2)    1/24/03    Common
Stock Options                                                                                      Stock    50,000
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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    50,000                      D
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Explanation of Responses:
(1) Previously Reported
(2) These options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Charles C. Anderson         10/31/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person   Date
                                                                                                    Charles C. Anderson

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                          Page 2
valid OMB Number.                                                                                              SEC 1474 (7-96)